Exhibit 4.2

-Class A-	YIMUTIAN INC.	-Number of shares-

INCORPORATED IN THE CAYMAN ISLANDS

SHARE CERTIFICATE

AUTHORISED CAPITAL : US$200,000 divided into 20,000,000,000 shares of a par value of US$0.00001 each, comprising

(i)16,000,000,000 Class A ordinary shares of a par value of US$0.00001 each,

(ii)800,000,000 Class B ordinary shares of a par value of US$0.00001 each (the “Class B ordinary shares”)and,

(iii) 3,200,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the Board may determine in accordance with the Thirteenth

Amended M&A.

This is to certify that             Name             Of                                         Address                                         is the registered holder of                                              -- (--) Class A Ordinary Shares                                              fully paid and non-assessable, subject to the rules and laws governing the administration of the Company.

Given under the Common Seal of the said Company This th day of 2025

The Common Seal of the Company was hereunto affixed in the presence of

Director